                         OREGON METALLURGICAL CORPORATION

                                   EXHIBIT 11.1

                         Earnings per share computation

                                              THREE MONTHS ENDED MARCH 31,
                                          (in thousands except per share data)

                                                  1995            1994
                                                 -------         -------
Net income (loss)                                $   535         $(1,085)
                                                 =======         =======

Weighted average shares outstanding               10,894          10,889

Weighted average share equivalents assumed
 issued from Excess Benefit Plan                     116              --

Weighted average share equivalents assumed
 issued from exercise of warrants                     11              --

Weighted average share equivalents assumed
 issued as part of Employee Compensation Policy       34              --
                                                 -------         -------

Weighted average share and share
 equivalents outstanding                          11,055          10,889
                                                 =======         =======

Net income (loss) per share                      $  0.05         $ (0.10)
                                                 =======         =======


Earnings per share computed on both the primary and fully diluted bases are the same.